Exhibit (g)(6)

PRECIOUS METALS SUPPLEMENT

In addition to the provisions of that certain Custody Agreement dated as of March 6, 2012, as amended, pursuant to which Waddell & Reed Advisors Funds, a trust organized under the laws of the State of Delaware (the “Trust”), on behalf of its series identified on Schedule II thereto, as such Schedule may be amended from time to time (each such series and each series made subject to the Custody Agreement in accordance with Section 11.12 therein, a “Fund”) (herein each referred to as a “Customer”) has appointed The Bank of New York Mellon (the “Custodian”) as its custodian of securities and cash and to perform related services (the “Agreement”), the following provisions shall apply to the custody of assets consisting of precious metals. The provisions of this Supplement shall apply solely with respect to the custody of Precious Metals as defined herein. In the event of any conflict between the provisions of the Agreement and the provisions of this Supplement, the provisions of this Supplement shall control.

1. Customer hereby appoints the Custodian as custodian to hold and maintain certain property consisting of gold and silver in bullion form, as well as other precious metals in physical form (the “Precious Metals”) and which are specified in each authenticated trade instruction sent by the Customer or its Authorized Representative to the Custodian, and Custodian hereby accepts appointment as such custodian of Precious Metals and agrees to perform its duties in respect thereof pursuant to the provisions of this Supplement. Customer acknowledges that Custodian shall utilize the services of one or more subcustodians, identified to Customer from time to time (each, for purposes of this Supplement, a “Subcustodian”), to serve as warehouseman of the Precious Metals held hereunder. Precious Metals held through a Subcustodian shall be held subject to the terms and conditions of Custodian’s agreement with such Subcustodian (the “Subcustodian Agreement”). Custodian at any time may cease utilizing any Subcustodian and/or may replace a Subcustodian with a different Subcustodian, provided that Custodian shall (i) give Customer sixty (60) days prior written notice of its intention to appoint or replace a Subcustodian, or (ii) in the event of a material breach of the Subcustodian Agreement by the Subcustodian, Custodian shall give Customer written notice of the nature of that breach, subject to confidentiality obligations, as explanation for the need to replace the Subcustodian upon less than sixty (60) days notice; provided, however, that the fees associated with the new subcustodian shall be mutually agreed upon by Custodian and Customer prior to the transfer of Precious Metals or other assets to the new subcustodian.

2. Custodian shall receive, hold and keep the Precious Metals at a secure facility maintained by a Subcustodian, which Custodian shall identify in writing to Customer prior to use of the facility (the “Secure Facility”) and shall be responsible for the safekeeping of the Precious Metals in the form and condition in which they are delivered to its Subcustodian acting as its warehouseman. Custodian shall cause the Subcustodian to keep the Precious Metals held for Customer hereunder separately identified and segregated and to maintain records identifying the Precious Metals belonging to Customer. Custodian shall have no liability whatsoever for the action or inaction of any commodities exchange. With respect to any Losses incurred by Customer as a result of the acts or failures to act by a Subcustodian acting as warehouseman hereunder, Custodian shall take all reasonable and appropriate actions to recover such Losses, and Custodian’s liability shall be limited to the amount recovered net of Custodian’s reasonable costs and expenses which are unique to precious metals as mutually agreed upon by Custodian and Customer. Except as expressly provided herein, with respect to any Losses incurred by the Customer as the result of the acts or the failure to act by the Subcustodian, the Custodian shall be fully responsible as provided hereunder as if it had performed the acts or failure to act itself except to the extent (and provided that the Subcustodian is not a BNY Mellon Affiliate, as defined in the Agreement) any such Losses (1) are due to the fraud of such Subcustodian and the Custodian exercised reasonable care in the selection or retention and monitoring of such Subcustodian or (2) are due to the insolvency of such Subcustodian and the Custodian, exercising reasonable care, could not have been able to anticipate the occurrence of such insolvency including, but not limited to, during the course of its routine monitoring of the Subcustodian.

3. Custodian shall cause the Subcustodian it designates to take delivery of Precious Metals from Customer or its designee and to acknowledge receipt from Customer of the Precious Metals. Upon delivery the Subcustodian shall, record certain specifications indicated on the Precious Metals and compare those specifications to the trade order instructions in accordance with its internal procedures and controls. It is understood and agreed that neither Custodian nor its Subcustodians are responsible for the authenticity of markings on or for the weight, fineness or contents of any of the Precious Metals, delivered to them by Customer or a third party for the account of Customer.

4. Each delivery of Precious Metals shall be made pursuant to an authenticated trade instruction sent by the Customer or it’s Authorized Representative to the Custodian. Such instruction must be received by the published trade instruction deadlines and by the agreed communication method. Such instruction shall be acknowledged by the Custodian. The authorized trade instruction shall identify the Precious Metal to be delivered, in such customary manner as specified by the Custodian, and the delivery date, and the Custodian’s acknowledgment shall identify the Subcustodian and Secure Facility to which the Customer shall deliver the Precious Metal. Delivery shall be made only to the Secure Facility of the Subcustodian designated by the Custodian. Customer acknowledges and agrees that neither the Custodian nor the Subcustodian has any responsibility or liability for any loss, damage or destruction of any Precious Metals prior to the time the Subcustodian identified by the Custodian accepts the care, custody and control of the Precious Metals, and Customer hereby releases Custodian and each Subcustodian from any responsibility or liability prior to the time the Subcustodian identified by the Custodian accepts the care, custody and control of the Precious Metals. In the event the Precious Metals delivered to the Subcustodian differ from the identification provided by the Customer, the Custodian shall promptly notify the Customer. Neither the Custodian nor any Subcustodian shall be liable for any loss resulting from the failure of the Precious Metals actually delivered to conform to the identification provided by the Customer in the authorized trade instruction.

5. Each withdrawal of Precious Metals from custody shall be made pursuant to an authenticated trade instruction sent by the Customer or its Authorized Representative to the Custodian. Such instruction must be received by the published trade instruction deadlines and by the agreed communication method. Such instruction shall be acknowledged by the Custodian. The authorized trade instruction shall identify the Precious Metals to be withdrawn, in such customary manner as specified by the Custodian, and the delivery date and the Custodian’s acknowledgment shall identify the Subcustodian and Secure Facility from which the Customer shall take delivery of the Precious Metals. Customer must collect or arrange for the collection of the Precious Metal being withdrawn from the Subcustodian having physical possession thereof. All risk in and to the Precious Metal withdrawn shall pass at the specified Secure Facility at the time Customer or its Authorized Representative acknowledges receipt.

6. The expenses associated with the delivery and withdrawal of Precious Metals to and from the Secure Facility, as well as all insurance, safekeeping, security and secure transport arrangements for the Precious Metals while either in storage outside the terms of this agreement or in transit to or from the Custodian’s appointed Subcustodian are set forth in the Agreement and the Subcustodian Agreement. Customer shall pay or reimburse the Custodian from time to time for any taxes or other governmental charges payable, and actually paid, by Custodian upon storage or transfer of the Precious Metals made hereunder.

Dated: June 6, 2012	CUSTOMER

/s/ Joseph Kauten
By: Joseph Kauten
Title: Vice President and Treasurer

THE BANK OF NEW YORK MELLON

/s/ Timothy Driscoll
By: Timothy Driscoll
Title: Vice President